# SEC Schedule 13G/A (Amendment No. 1) — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: NCS Multistage Holdings, Inc., CIK 0001692427
CUSIP: 628877102
Title of class of securities: Common Stock, par value $0.01 per share
Address of issuer's principal executive offices: 19450 State Highway, 249, Suite 200, Houston, Texas (TX), 77070
Date of event which requires filing of this statement: 03/31/2025
Filed pursuant to Rule 13d-1(d)
Amends the filing with accession number 0001193125-18-038941
Filed by CIK 0001034196

## Reporting persons
- ADVENT INTERNATIONAL, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 1,478,426; shared voting power 0; sole dispositive power 1,478,426; shared dispositive power 0; aggregate amount beneficially owned 1,478,426 (58.19% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of common stock ("Common Stock") outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission ("SEC") on May 1, 2025.
- Advent International GPE VII LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 1,478,426; shared voting power 0; sole dispositive power 1,478,426; shared dispositive power 0; aggregate amount beneficially owned 1,478,426 (58.19% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- Advent-NCS Acquisition Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 1,478,426; shared voting power 0; sole dispositive power 1,478,426; shared dispositive power 0; aggregate amount beneficially owned 1,478,426 (58.19% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- Advent-NCS GP LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 1,478,426; shared voting power 0; sole dispositive power 1,478,426; shared dispositive power 0; aggregate amount beneficially owned 1,478,426 (58.19% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- GPE VII GP Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 504,439; shared voting power 0; sole dispositive power 504,439; shared dispositive power 0; aggregate amount beneficially owned 504,439 (19.85% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- GPE VII GP (Delaware) Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 941,019; shared voting power 0; sole dispositive power 941,019; shared dispositive power 0; aggregate amount beneficially owned 941,019 (37.04% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- Advent Partners GPE VII Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 591; shared voting power 0; sole dispositive power 591; shared dispositive power 0; aggregate amount beneficially owned 591 (0.02% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- Advent Partners GPE VII-A Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 1,478; shared voting power 0; sole dispositive power 1,478; shared dispositive power 0; aggregate amount beneficially owned 1,478 (0.06% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- Advent Partners GPE VII-B Cayman Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 14,489; shared voting power 0; sole dispositive power 14,489; shared dispositive power 0; aggregate amount beneficially owned 14,489 (0.57% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- Advent Partners GPE VII Cayman Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 13,010; shared voting power 0; sole dispositive power 13,010; shared dispositive power 0; aggregate amount beneficially owned 13,010 (0.51% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- Advent Partners GPE VII-A Cayman Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 3,400; shared voting power 0; sole dispositive power 3,400; shared dispositive power 0; aggregate amount beneficially owned 3,400 (0.13% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- Advent International GPE VII Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 184,655; shared voting power 0; sole dispositive power 184,655; shared dispositive power 0; aggregate amount beneficially owned 184,655 (7.27% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- Advent International GPE VII-A Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 170,906; shared voting power 0; sole dispositive power 170,906; shared dispositive power 0; aggregate amount beneficially owned 170,906 (6.73% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- Advent International GPE VII-B Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 429,483; shared voting power 0; sole dispositive power 429,483; shared dispositive power 0; aggregate amount beneficially owned 429,483 (16.9% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- Advent International GPE VII-C Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 136,459; shared voting power 0; sole dispositive power 136,459; shared dispositive power 0; aggregate amount beneficially owned 136,459 (5.37% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- Advent International GPE VII-D Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 110,586; shared voting power 0; sole dispositive power 110,586; shared dispositive power 0; aggregate amount beneficially owned 110,586 (4.35% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- Advent International GPE VII-E Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 309,435; shared voting power 0; sole dispositive power 309,435; shared dispositive power 0; aggregate amount beneficially owned 309,435 (12.18% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- Advent International GPE VII-F Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 39,918; shared voting power 0; sole dispositive power 39,918; shared dispositive power 0; aggregate amount beneficially owned 39,918 (1.57% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- Advent International GPE VII-G Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 39,918; shared voting power 0; sole dispositive power 39,918; shared dispositive power 0; aggregate amount beneficially owned 39,918 (1.57% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.
- Advent International GPE VII-H Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 24,098; shared voting power 0; sole dispositive power 24,098; shared dispositive power 0; aggregate amount beneficially owned 24,098 (0.95% of the class)
  Comment: The reported percentage is calculated based on 2,540,849 shares of Common Stock outstanding as of April 29, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 1, 2025.

## Item 1. Issuer
Name of issuer: NCS Multistage Holdings, Inc.
Address of issuer's principal executive offices: 19450 State Highway, 249, Suite 200, Houston, Texas, 77070

## Item 2. Person Filing
Name of person filing:
This statement is being jointly filed by each of the persons below pursuant to Rule 13d-1(k) promulgated by the SEC pursuant to Section 13 of the Act, all of whom together are referred to herein as the "Reporting Persons":

(i) Advent International, L.P., a Delaware limited partnership (f/k/a Advent International Corporation);

(ii) Advent International GPE VII LLC, a Delaware LLC;

(iii) Advent-NCS Acquisition Limited Partnership, a Delaware limited partnership;

(iv) Advent-NCS GP LLC, a Delaware LLC;

(v) GPE VII GP Limited Partnership, a Cayman Islands limited partnership

(vi) GPE VII GP (Delaware) Limited Partnership, a Delaware limited partnership;

(vii) Advent Partners GPE VII Limited Partnership, a Delaware limited partnership;

(viii) Advent Partners GPE VII-A Limited Partnership, a Delaware limited partnership;

(ix) Advent Partners GPE VII-B Cayman Limited Partnership, a Cayman Islands limited partnership;

(x) Advent Partners GPE VII Cayman Limited Partnership, a Cayman Islands limited partnership;

(xi) Advent Partners GPE VII-A Cayman Limited Partnership, a Cayman Islands limited partnership;

(xii) Advent International GPE VII Limited Partnership, a Delaware limited partnership;

(xiii) Advent International GPE VII-A Limited Partnership, a Cayman Islands limited partnership;

(xiv) Advent International GPE VII-B Limited Partnership, a Delaware limited partnership;

(xv) Advent International GPE VII-C Limited Partnership, a Delaware limited partnership;

(xvi) Advent International GPE VII-D Limited Partnership, a Delaware limited partnership;

(xvii) Advent International GPE VII-E Limited Partnership, a Cayman Islands limited partnership;

(xviii) Advent International GPE VII-F Limited Partnership, a Delaware limited partnership;

(xix) Advent International GPE VII-G Limited Partnership, a Delaware limited partnership; and

(xx) Advent International GPE VII-H Limited Partnership, a Cayman Islands limited partnership.

Advent International, L.P. is the manager of Advent International GPE VII LLC, which in turn is the general partner of GPE VII GP Limited Partnership, GPE VII GP (Delaware) Limited Partnership, Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII-A Limited Partnership, Advent Partners GPE VII-B Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership, and Advent Partners GPE VII-A Cayman Limited Partnership. GPE VII GP Limited Partnership is the general partner of Advent International GPE VII-A Limited Partnership, Advent International GPE VII-E Limited Partnership, and Advent International GPE VII-H Limited Partnership. GPE VII GP (Delaware) Limited Partnership is the general partner of Advent International GPE VII Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-F Limited Partnership, and Advent International GPE VII-G Limited Partnership. Advent-NCS GP LLC is a general partner of Advent-NCS Acquisition Limited Partnership. Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII-A Limited Partnership, Advent Partners GPE VII-B Cayman Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership, Advent Partners GPE VII-A Cayman Limited Partnership, Advent International GPE VII Limited Partnership, Advent International GPE VII-A Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-F Limited Partnership, Advent International GPE VII-G Limited Partnership, and Advent International GPE VII-H Limited Partnership, are members of Advent-NCS GP LLC.
Address of principal business office or, if none, residence: Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199
Citizenship: See responses to row 4 on each cover page.

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned: See responses to row 9 on each cover page hereto which, together with the information set forth in Item 2 of this Statement, are incorporated by reference into this Item 4.
Percent of class: See responses to row 11 on each cover page.
Sole power to vote or to direct the vote: See responses to row 5 on each cover page.
Shared power to vote or to direct the vote: See responses to row 6 on each cover page.
Sole power to dispose or to direct the disposition: See responses to row 7 on each cover page.
Shared power to dispose or to direct the disposition: See responses to row 8 on each cover page.

## Item 5. Ownership of 5 Percent or Less of a Class
Not applicable.

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Not applicable.

## Exhibits
99.1 Joint Filing Agreement, dated May 15, 2025

99.2 Signature Page, dated May 15, 2025

## Signatures
- ADVENT INTERNATIONAL, L.P.: /s/ Neil Crawford, Neil Crawford / Authorized Signatory (05/15/2025)
- Advent International GPE VII LLC: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- Advent-NCS Acquisition Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- Advent-NCS GP LLC: /s/ Neil Crawford, Neil Crawford / Authorized Signatory (05/15/2025)
- GPE VII GP Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- GPE VII GP (Delaware) Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- Advent Partners GPE VII Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- Advent Partners GPE VII-A Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- Advent Partners GPE VII-B Cayman Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- Advent Partners GPE VII Cayman Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- Advent Partners GPE VII-A Cayman Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- Advent International GPE VII Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- Advent International GPE VII-A Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- Advent International GPE VII-B Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- Advent International GPE VII-C Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- Advent International GPE VII-D Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- Advent International GPE VII-E Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- Advent International GPE VII-F Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- Advent International GPE VII-G Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)
- Advent International GPE VII-H Limited Partnership: /s/ Neil Crawford, Neil Crawford / Authorized Signatory, See Exhibit 99.2 (05/15/2025)